Exhibit 3.1

TEXT OF AMENDMENTS TO THE BY-LAWS OF CAMBREX CORPORATION

Article III, Section 3.a of the By-Laws is amended to read as follows:

Section 3. NUMBER, ELECTION AND TERMS.

(a) Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

The term "entire Board" as used in these By-Laws means the total number of Directors which the Corporation would have if there were no vacancies.